UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 15, 2014

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-36695	To Be Applied For
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

214 West First Street, Oswego, NY	13126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (315) 343-0057

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

    On October 15, 2014, Pathfinder Bancorp, Inc., a federal corporation (“Pathfinder-Federal”), issued a press release disclosing its third quarter financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

    The information in Item 2.02 to this Form 8-K and Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by such filing.

Item 8.01   Other Events

On October 16, 2014, Pathfinder Bancorp, Inc., a Maryland corporation (“New Pathfinder”), announced that it had completed its second-step conversion and related public offering. New Pathfinder sold 2,636,053 shares of common stock at $10.00 per share, for gross offering proceeds of $26.4 million in its stock offering.  The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on October 17, 2014 under the trading symbol “PBHC.”

Concurrent with the completion of the offering, shares of common stock of Pathfinder-Federal owned by the public shareholders have been converted into the right to receive 1.6472 shares of New Pathfinder’s common stock for each share of Pathfinder-Federal’s common stock they owned immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share.

As a result of the offering and the exchange of shares, New Pathfinder has 4,352,306 shares outstanding, subject to adjustment for fractional shares.  Direct Registration Statements reflecting the shares purchased in the subscription offering are expected to be mailed to subscribers on or about October 17, 2014.

   A press release announcing the closing of the reorganization and stock offering is attached as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits.

   (d)         Exhibits

Exhibit No.	Description

99.1	Press Release dated October 15, 2014 reporting financial results of Pathfinder-Federal for the three and nine months ended September 30, 2014
99.2	Press Release dated October 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATHFINDER BANCORP, INC.
DATE: October 16, 2014	By:	/s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer